Exhibit 99.2

CALIBER GAINS APPROVAL FOR CANYON VILLAGE REDEVELOPMENT

Unanimous Phoenix City Council vote paves way for distressed office conversion to multifamily residential

SCOTTSDALE, Ariz., April 22, 2025 – Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, today announced the recent Phoenix City Council’s unanimous approval of the Company’s Canyon Village redevelopment project. The project has successfully rezoned and received all necessary government approvals to retrofit a distressed +300,000 square foot office building to a 376-unit rental multifamily residential building. The project also benefits from opportunity zone tax incentives.

Caliber’s Canyon project will bring much needed new housing to the North Mountain Village area of Phoenix, an infill location that will alleviate the anticipated increased demand for housing driven by the TSMC (NYSE: TSM) Arizona fab locations. TSMC recently announced a $100 billion increase to its existing $65 billion investment commitment in the United States and that its Fab 2 in Phoenix was completed ahead of schedule.

Office represents the most distressed real estate asset class nationwide due to the $2.4 trillion national office sector being negatively impacted by declining property values, weak tenant demand post the COVID-19 pandemic, and high interest rates for new financings. Caliber believes that office, purchased at a discount to its estimated replacement cost, offers an attractive adaptive reuse opportunity, converting to multifamily residential.

Chris Loeffler, CEO of Caliber, said, “Nationwide the most frequent topic we hear at real estate conferences is the opportunity presented to investors by distressed commercial real estate (CRE). Reminiscent of our first five years in business, Caliber is seeing opportunities to buy CRE at less than 50% of estimated replacement cost, and, in the case of Canyon Village, approximately 15% of estimated replacement cost. We are pleased that the Phoenix City Council and Mayor Kate Gallego saw the benefits and vision that this project offers and voted unanimously to approve it. This project is a great example of the federal opportunity zone tax program at work, combined with strong partnership at the city and community level, and fueled by private investors in Caliber’s funds.”

Phoenix’s multifamily rental market is poised for a strong outlook in 2025, driven by a combination of reduced new construction starts and improving market fundamentals. Units under construction and new construction starts have dropped dramatically from their peak in 2023 as higher interest rates and rising construction costs slow development activity. The reduction in new supply is expected to alleviate supply-side pressures, leading to higher rent growth and lower vacancy in the second half of 2025 and beyond. In the five-mile area surrounding the Canyon Village project, units under construction have dropped to just over 450 units in the second quarter of 2025, compared to a peak of almost 1,900 units in the fourth quarter of 2023. Data provider CoStar predicts year-over-year rent growth for the same area to climb to 5% by late 2027, in line with pre-COVID historical averages. Caliber anticipates delivering the first units at Canyon Village in the second half of 2026, capitalizing on the projected market rent growth as the project stabilizes.

The Caliber Tax-Advantaged Opportunity Zone Fund, LP, investing approximately $6.7 million to date, acted as the lead investor in Canyon FundCo, LLC, which is a Caliber-sponsored single-asset syndication, specifically designed to allow direct investment into the Canyon Village project. Having closed on the acquisition in September 2024, Caliber is now seeking to raise the next round of equity necessary to fund Phase I construction. To maximize participation, the Caliber Tax-Advantaged Opportunity Zone Fund II, LP, which has invested $1 million to date, will participate in this new round of equity.

Caliber also invites third-party opportunity zone fund investors to join, along with direct investment from accredited investors not relying on the opportunity zone tax incentive program. Following the placement of a construction loan and completion of a final set of plans, the project is expected to begin construction during the fourth quarter of 2025.

About Caliber (CaliberCos Inc.)

With over $2.9 billion in managed assets, Caliber’s 16-year track record of managing and developing real estate is built on a singular goal: to make money in all market conditions, specializing in hospitality, multi-family residential, and multi-tenant industrial. Our growth is fueled by performance and a key competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions often overlook. Integral to this advantage is our in-house shared services group, which gives Caliber greater control over our real estate and enhanced visibility into future investment opportunities. There are multiple ways to participate in Caliber’s success: invest in Nasdaq-listed CaliberCos Inc. and/or invest directly in our Private Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts
Caliber Investor Relations:
Ilya Grozovsky
+1 480-295-7600
Ilya@CaliberCo.com